Exhibit F

                            Letterhead of Steven Carr
                            Associate General Counsel
                      Progress Energy Service Company, LLC


                                         July 17, 2002


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Progress Energy, Inc. - Application-Declaration on Form U-1 File No. 70-10060
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Ladies and Gentlemen:

     This opinion relates to the application-declaration, filed on March 25, 2002, as amended (the "Application"), by Progress Energy, Inc. ("Progress Energy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). I have acted as counsel for Progress Energy in connection with the Application.

     As described in the Application, Progress Energy is seeking authorization to utilize the proceeds of financing and to issue guarantees, as previously authorized by the Commission by order dated December 12, 2000 in File No. 70-9659, as modified by orders dated September 20, 2001 and March 15, 2002 in File No. 70-9909 (together, the "Financing Orders"), or as may hereafter be authorized in a separate proceeding or proceedings, to invest in "exempt wholesale generators" ("EWGs") and "foreign utility companies" ("FUCOs") in an aggregate amount up to $4 billion. Progress Energy is not seeking any new authorization to issue securities as a part of the Application. An order of the Commission granting the Application would effectively modify the Financing Orders by waiving the requirements of Rule 53(a)(1), as applied to Progress Energy. All other provisions of Rule 53 would continue to apply to Progress Energy.

     In connection with the opinions given herein, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents and have made such other investigations as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.


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     The opinions expressed below with respect to the proposed transaction are subject to the qualifications and assumptions contained in the opinion letters filed as Exhibit F in both File No. 70-9153 and File No. 70-9909, to which reference is made.

     I am licensed to practice in the State of North Carolina, and the opinions expressed herein are limited to the laws of such jurisdiction. Based upon the foregoing and subject to the qualifications and assumptions hereinafter set forth, I am of the opinion that:

     (a) All state laws applicable to the proposed transaction have been complied with;

     (b) (i) Progress Energy is validly organized and duly existing under the laws of the State of North Carolina; (ii) any stock to be issued by Progress Energy will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in its certificate of incorporation; and (iii) any debt securities to be issued by Progress Energy will be valid and binding obligations of the issuer or guarantor in accordance with their terms;

     (c) Progress Energy will legally acquire any securities or assets being acquired; and

     (d) The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Progress Energy or any associate company of Progress Energy.

     I hereby consent to the use of this opinion in connection with the Application. The opinions given herein are intended solely for the use of the Commission and may not be relied upon by any other person.

                                         Very truly yours,


                                         /s/ Steven Carr
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